FOR IMMEDIATE RELEASE

Contact:            Francesca Marraro (media relations)      Laura Jo Snyder-Cruz (investor relations)                       (212) 857-5442                                      (212) 857-5423

fmarraro@hmsy.com	ir@hmsy.com

HMS Holdings Corp. Announces New Chief Financial Officer

NEW YORK, June 6, 2007 – HMS Holdings Corp. (HMSY), a leading provider of cost containment and program integrity services for government healthcare programs, today announced that Thomas G. Archbold, Chief Financial Officer, will be leaving the company to pursue employment opportunities closer to his Tampa, Florida home, from which he has been commuting. He will be replaced by Walter D. Hosp effective July 2.

Robert Holster, Chairman and Chief Executive Officer of HMSY, commented, “Tom’s expertise and dedication have been important to our success over the past four years. We are grateful for his leadership and many contributions.” Archbold will be working with the company during the summer to ensure an effective transition.

Hosp, who will serve as Senior Vice President and Chief Financial Officer, comes to HMSY with 15 years of experience in senior financial executive positions for large publicly-traded healthcare and insurance companies, most recently as Vice President & Treasurer of Medco Health Solutions, Inc. (NYSE:MHS). At Medco, Hosp built and managed all treasury activities related to the spin-off of Medco from Merck & Co. Prior to Medco, Hosp served as Chief Financial Officer of Ciba Specialty Chemicals Corporation, and President of their Business Support Center. Earlier, as Vice President & Treasurer of Ciba-Geigy Corporation (now Novartis), Hosp served as a principal spokesperson to analysts and investors. His background also includes extensive experience in corporate financings, development, and M&A, with involvement in transactions totaling over $20 billion.

Added Holster, “I can’t envision a better choice than Walter to assume responsibility for HMSY’s finance agenda. He brings a wide range of expertise in challenging high-growth environments, and we are fortunate that he has agreed to come on board. I expect that he will play a significant role in taking the company to new levels of performance and creating shareholder value.”

Hosp, who is 49 years old and lives in the New York metropolitan area, holds an MBA in Finance from New York University. He has served for 14 years on the Board of Directors of the United Way of Westchester and Putnam counties in New York.

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HMS is a national leader in cost containment and program integrity services for government healthcare programs. In 2006 HMS recovered more than $1.0 billion from third parties and other funding sources for its clients, and provided data that assisted them in saving several billions more. HMS serves 56

Medicaid managed care plans under 23 contracts, and the Medicaid programs of 40 states. HMS Holdings Corp. (NASDAQ:HMSY) is headquartered in New York.